Exhibit 99.1

Target Logistics, Inc.
Agrees to be Acquired by Mainfreight Limited

Contact:

Paul G. Henning
Cameron Associates
212 554 5462
paul@cameronassoc.com

Baltimore, Maryland- September 17, 2007 - Target Logistics, Inc. (Amex: TLG), a domestic and international freight forwarder and logistics provider, today announced that it has signed a definitive merger agreement to be acquired by Mainfreight Limited in an all-cash transaction valued at approximately $53.7 million.

Under terms of the agreement, holders of Target Logistics’ common stock will receive $2.50 in cash per share of common stock, representing a 36.6% increase over Target Logistics’ closing price on September 17, 2007, a 38.0& premium over the company’s one-month average closing price and a 28.8% premium over the company’s three-month average closing price.

Mainfreight is a global supply chain logistics provider with approximately 3,000 team members based in operations in New Zealand, Australia, Asia and the USA. The Company was founded in 1978 and listed on the New Zealand Stock Exchange (NZX) in 1996, where it is now ranked as one of the NZX top 20 companies. Revenues for the 2007 financial year were NZ$968 million, and its strong balance sheet sees Mainfreight well placed for its stated goal of international expansion. (See www.Mainfreight.com for additional information).

“Mainfreight is a great fit for Target Logistics,” said Stuart Hettleman, President and CEO. “We believe this transaction affirms the value of our company and is in the best interest of and supplies the greatest value to our shareholders. In addition, the combined and complementary resources of the two organizations will afford stronger tools and greater growth opportunities for our employees, while providing stronger support and broader services for our customers.”

“Acquiring Target is an important step in our plan to offer superior logistics services around the world,” said Don Braid, Mainfreight’s Group Managing Director. “We look forward to working with the Target team and agents to provide their customers with freight forwarding and supply chain logistics capabilities and to grow our presence in the US market.”

The Board of Directors of Target Logistics has unanimously approved the merger agreement, and the merger agreement contemplates that holders of a majority of Target Logistics’ voting stock will execute written consents in favor of adoption of the merger agreement so as to assure the requisite stockholder approval of the transaction without the need for any other stockholder vote.. Pending the completion of other closing conditions, the transaction is expected to close in the fourth quarter of 2007.

Target Logistics will not be soliciting proxies from its stockholders, though it will distribute to all of its stockholders an Information Statement containing detailed information from Target Logistics and Mainfreight about the transaction and the stockholders’ right to appraisal of their shares under Delaware law. Stockholders are encouraged to read the Information Statement as it will contain important information.

Target Logistics, Inc. provides domestic and international time definite freight forwarding and logistics services through its wholly owned subsidiary, Target Logistic Services, Inc. Target has a network of offices in 35 cities throughout the United States and a worldwide agent network with coverage in over 70 countries. Its freight forwarding services include arranging for the total transport of customers' freight, including providing door to door service, distributions and reverse logistics.

BB&T Capital Markets served as financial advisors and Neuberger, Quinn, Gielen, Rubin & Gibber and Potter Anderson & Corroon served as legal advisors to Target Logistics. Downer & Company LLC and Grant Samuel & Associates limited served as financial advisors and Covington & Burling LLP served as legal advisors to Mainfreight.

The full text of the merger agreement will be filed with the U.S. Securities and Exchange Commission in the near future and the description of the merger agreement in this press release is qualified by the terms and conditions of that agreement.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.